UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — May 31, 2013

Assured Guaranty Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On May 31, 2013, Assured Guaranty Ltd. (“Assured Guaranty”) entered into an agreement (the “Agreement”) with funds associated with WL Ross & Co. LLC and its affiliates (collectively, the “WLR Funds”) and Wilbur L. Ross, Jr. to purchase from the WLR Funds and Mr. Ross an aggregate of 5 million of Assured Guaranty’s common shares for $109.7 million. The purchase price of $21.94 per share represents a 3% discount from the closing price of Assured Guaranty’s common shares on the New York Stock Exchange on May 31, 2013.  This share purchase will reduce the WLR Funds’ and Mr. Ross’s ownership of Assured Guaranty’s common shares to approximately 14.9 million common shares, or to approximately 8% of Assured Guaranty’s total common shares outstanding, from approximately 10.5% of such outstanding common shares. The purchase of these shares will be funded with existing funds and is part of Assured Guaranty’s previously announced share repurchase plan.  The transaction is expected to close on June 5, 2013.  After giving effect to the transaction, approximately $71 million remains available under Assured Guaranty’s current share repurchase authorization.

A copy of the Agreement is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1 — Share Purchase Agreement, dated May 31, 2013, among Assured Guaranty Ltd., WLR Recovery Fund IV, L.P., WLR Recovery Fund III, L.P., WLR AGO Co-Invest, L.P., WLR/GS Master Co-Investment, L.P., WLR IV Parallel ESC, L.P and Wilbur L. Ross, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURED GUARANTY LTD.

By:	/s/ James M. Michener
James M. Michener General Counsel

Date:                  June 3, 2013

EXHIBIT INDEX

Exhibit Number	Description

10.1

Share Purchase Agreement, dated May 31, 2013, among Assured Guaranty Ltd., WLR Recovery Fund IV, L.P., WLR Recovery Fund III, L.P., WLR AGO Co-Invest, L.P., WLR/GS Master Co-Investment, L.P., WLR IV Parallel ESC, L.P and Wilbur L. Ross, Jr.